                                                                   EXHIBIT 10.14

March 28, 2000

Diana Kreer
Assistant Property Manager
Seagate Properties, Inc.
980 Fifth Avenue
San Rafael, California  94901

VIA FACSIMILE 415-453-2892, AND OVERNIGHT DELIVERY
--------------------------------------------------

RE:  Lease Agreement:  425 Battery Street, Suite 450 B, San Francisco

Dear Diana:

Thank you again for your professional courtesy and your prompt attention to my questions. Working with you is a pleasure.

As we have discussed, Personify is sending to you a check for $32,200.00. This amount covers our lease payments for April and May 2000, for the property at 425 Battery Street, Suite 450B. This satisfies our payment obligations for the remainder of the term, through the end of May 2000. In depositing this check, you agree that Personify shall occupy this space through May 31, 2000.

As we have agreed, Personify may elect to occupy this space beyond May 31, 2000, by agreeing to a month-to-month tenancy under the same terms and conditions as the current lease agreement. In that event, we would extend the current lease agreement on a monthly basis.

You requested our current insurance certificate, which I am also sending to you. If you need BTW III listed as "additional insured", I will be happy to have that done promptly.

If this letter comports with your understanding of our discussions, please acknowledge your agreement by signing below and returning to me via facsimile.

Thank you again for your assistance. Please contact me if I may provide any further information.

Best regards,

Laura Wilson

AGREED TO BY:  Signature ________________________

               Name _____________________________

               Title ____________________________

               Company __________________________

               Date _____________________________

                        MONTH TO MONTH RENTAL AGREEMENT

     THIS MONTH TO MONTH RENTAL AGREEMENT (hereinafter, the "Agreement") is entered into this 28th day of February, 2000 between BTW III INC., A DELAWARE CORPORATION, ("Lessor"), and PERSONIFY, INC. ("Lessee"), for approximately 6900 rentable square feet of space designated as Suite 450 (the "Short Term Premises"), as more fully described in Exhibit A attached and incorporated herein by this reference. It is specifically understood that Lessee is responsible for the care, maintenance and repair any damage to the Short Term Premises caused by Lessee of the Short Term Premises. This Agreement shall commence and be effective on MARCH 1, 2000, and shall continue on a month to month basis for a maximum of three (3) months. The rental of this space, which is based on the above square footage, is made in consideration of Sixteen
                                                                  -------
Thousand One Hundred ($16,100) Dollars per month, payable one month in advance.
--------------------------------------
Thereafter, all rental payments shall be payable in advance on the first day of each month. If any installment of rent or other sums due from Lessee is not received by Lessor when due, Lessee shall pay to Lessor an additional sum equal to five percent (5%) plus interest, of the amount due as a late charge. Lessee will deposit with Lessor the sum of Seventeen Thousand ($17,000) Dollars as a
                                    ------------------------------------
Security Deposit. If Lessee is not in default or has not damaged the Short Term Premises at the termination of this Agreement, Lessor shall, as soon as is practicable after the termination of this Agreement, return the deposit to Lessee, less such amounts as are reasonably necessary to remedy Lessee's defaults. The Short Term Premises shall be used for general office and administrative use and for no other purpose without Lessor's prior written consent.

EXCESS UTILITIES AND SERVICES. Lessee shall pay for all telephone, alarm, security and other services not typically provided in Landlord's normal full service office lease; and for all services that are over and above those furnished to the Premises during the period from 7AM to 6PM ("Business Hours") Monday through Friday (except public holidays) ("Business Days").

INSURANCE. Lessee shall maintain comprehensive general liability insurance against liability for: (1) bodily injury in an amount not less than $2 million per occurrence, and (2) property damage in an amount not less than $2 million per occurrence. All insurance shall be with companies licensed to do business with the Insurance Commissioner of the State of California. A certificate of all such insurance shall be delivered to the Lessor prior to occupancy and shall certify that the policy: (1) names Lessor as an additional insured, and (2) shall not be cancelled or altered without thirty (30) days' prior written notice to Lessor.

ATTORNEY'S FEES. If Lessor sues Lessee due to the default of Lessee, Lessor shall be entitled to full reimbursement of its reasonable attorney's fees.

INSPECTION. Lessor shall have the right to any and all reasonable times to enter and inspect the Short Term Premises.

MODIFICATION. Lessee shall have no rights under this Agreement to alter or modify the Short Term Premises without Landlord's prior written consent. Lessee agrees to abide by the Rules and Regulations which are attached and incorporated herein by this reference. Lessee shall not keep or store on the Short Term Premises chemicals in quantities, amounts, concentrations or type which are in excess of those permitted by local, state or federal laws, regulations or ordinances.

HAZARDOUS MATERIALS. Subject to the remaining provision so this paragraph, Lessee shall be entitled to use and store only those Hazardous Materials (defined below), that are necessary for Lessee's business, provided that such usage and storage is in full compliance with all applicable local, state and federal statutes, orders, ordinances, rules and regulations (as interpreted by judicial and administrative decisions). Lessor shall have the right at all times during the term of this Agreement to (i) inspect the Short Term Premises,
(ii) conduct tests and investigations to determine whether Lessee is in compliance with the provisions of this paragraph, and (iii) request lists of all Hazardous Materials used, stored or located on the Short Term Premises; the cost of all such inspections, test and investigations to be borne by Lessee, if Lessor reasonably believes they are necessary. Lessee shall give to Lessor immediate verbal and follow-up written notice of any spills, releases or discharges of Hazardous Materials on the Short Term Premises, or in any common areas or parking lots (if not considered part of the Short Term Premises), caused by the acts or omissions of Lessee, or its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors. Lessee covenants to investigate, clean up and otherwise remediate any spill, release or discharge of Hazardous Materials caused by the acts or omissions of Lessee, or its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors at Lessee's cost and expense; such investigation, clean up and remediation to be performed after Lessee has obtained Lessor's written consent. Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses, suits, administrative proceedings and costs (including, but not limited to, attorneys' and consultant fees) arising from or related to the use, presence, transportation storage, disposal, spill, release or discharge of Hazardous Materials on or about the Premises caused by the acts or omissions of Lessee, its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors. Lessee shall not be entitled to install any tanks under, on or about the Short Term Premises for the storage of Hazardous Materials without the express written consent of Lessor, which may be given or withheld in Lessor's sole discretion. As used herein, the term Hazardous Materials shall mean (i) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, which are or become regulated by all applicable local, state and federal laws; (ii) petroleum; (iii) asbestos; (iv) polychlorinated biphenyls; and (v) radioactive materials. The provisions of this paragraph shall survive the termination of this Agreement. Personify has not, and does not, use and/or store Hazardous Materials at this site.

COMMUNICATIONS AND COMPUTER LINES. Tenant may, in a manner consistent with the provisions and requirements of this Lease, install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the "Lines") at the Building in or serving the Short Term Premises, provided: (a) Tenant shall obtain Landlord's prior written consent, which consent may be conditioned as required by Landlord, (b) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, and (c) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines which are installed in violation of these provisions.

NEW LINES. Landlord may (but shall not have the obligation to): (a) install new Lines at the Property, and (b) create additional space for Lines at the Property, and adopt reasonable and uniform rules and regulations with respect to the Lines.

LINE PROBLEMS. Notwithstanding anything to the contrary contained in this Lease, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Short Term Premises. Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord's written consent shall be null and void. Except to the extent arising from the intentional or negligent acts of Landlord or Landlord's agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant's use of any Lines will be free from the following, (collectively called "Line Problems"): (a) any eavesdropping or wire-tapping by unauthorized parties, (b) any failure of any Lines to satisfy Tenant's requirements, or (c) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant's obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

INDEMNIFICATION OF LANDLORD. Lessee shall save and hold Lessor harmless and indemnify Lessor against all liabilities, charges, expenses (including reasonable attorney's fees, costs of court and expenses necessary in the prosecution or defense of any litigation) by reason of injury to person or property, from whatever cause, while in or on the leased Premises, or in any way connected with the leased Premises with the improvements or personal property therein, including any liability for injury to person or property of Lessee, his agents and agents and employees or third persons.

ASSIGNMENT AND SUBLETTING. Lessee shall not assign or transfer this Agreement nor sublet all or any portion of the Short Term Premises without the prior written consent of Lessor, which consent may be withheld at Landlord's sole and absolute discretion.

EARLY TERMINATION. Lessor may, at any time, exercise its right to terminate this agreement by giving the Lessee thirty (30) days written notice to the Premises defined herein.

HOLDOVER. If Lessee holds possession of the Short Term Premises after the expiration or termination of this Agreement, by lapse of time or otherwise, Lessee shall become a tenant at sufferance, except as to the Lease Term and Rent. During such holdover period Lessee shall pay to Lessor a monthly rental equivalent to two hundred percent (200%) of the rent payable by Lessee to Lessor with respect to the last month of the term of this Agreement.

Lessor and Lessee hereby waive any rights each may have against the other on account of any loss or damage occasioned to the Lessor or the Lessee or to Short Term Premises or its contents which may arise from any risk generally covered by fire and extended coverage insurance in forms approved for use in California. The parties shall obtain from their respective insurance companies insuring the

Short Term Premises and/or its contents a waiver of any right of subrogation which such insurance company may have against the Lessor or the Lessee.

Upon vacating the Short Term Premises, Lessee hereby agrees to return same in good repair and condition acceptable to Lessor's designated representative.

     IN WITNESS WHEREOF, this Agreement is executed on the date and year first above written by and between BTW III INC., A DELAWARE corporation and PERSONIFY, INC.

LESSOR                                  LESSEE

BTW III INC., A DELAWARE CORPORATION    PERSONIFY, INC.

By:_________________________________    By:________________________________

Name:_______________________________    Name:______________________________

Title:______________________________    Title:_____________________________

                                   EXHIBIT A

                            FLOOR PLAN OF PREMISES

                                   EXHIBIT B

                             RULES AND REGULATIONS

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control or prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation or interests of Landlord and its tenants, provided that nothing herein contained shall be to prevent such use by persons with whom the tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities. No tenant and no employees of any tenant shall go upon the roof of the Building without the written consent of Landlord.

2. No awnings or other projections shall be attached to the outside walls or surfaces of the Building nor shall the interior or exterior of any windows be coated without the prior written consent of Landlord. Except as otherwise specifically approved by Landlord, all electrical ceiling fixtures hung in offices or spaces within the Building must be fluorescent and of quality, type, design and bulb color approved by Landlord. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises.

3. No sign, picture, plaque, advertisement, notice or other material shall be exhibited, painted, inscribed or affixed by any tenant or any part of, or so as to be seen from the outside of, the Premises or the Building without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant violating this rule. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to Landlord.

4. The toilets and wash basins and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damage resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

5. No tenant or its officers, agents, employees or invitees shall mark, paint, drill into, or in any way deface any part of the Premises or the Building. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted except with the prior written consent of Landlord and as Landlord may direct.

6. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises and no cooking shall be done or permitted by any tenant on the Premises except that microwave cooking in a UL-approved microwave oven and the preparation of coffee, tea, hot chocolate and similar items for the tenant and its employees and business visitors shall be permitted. Tenant shall not cause or permit any unusual or objectionable odors to escape from the Premises.

7. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises for general office purposes. No tenant shall engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for any immoral or illegal Purposes.

8. No tenant or its officers, agents, employees or invitees shall make, or permit to be made any unseemly or disturbing noises, sounds or vibrations or disturb or interfere with occupants of this or neighboring buildings or Premises or those having business with them whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way.

9. No tenant or its officers, agents, employees or invitees shall throw anything out of doors, balconies or down the passageways.

10. Tenant shall not maintain armed security in or about the Premises nor possess any weapons, explosives, combustibles or other hazardous devices in or about the Building and/or Premises.

11. No tenant or its officers, agents, employees or invitees shall at any time use, bring or keep upon the Premises any flammable, combustible, explosive, foul or noxious fluid, chemical or substance, or do or permit anything to be done in the leased Premises, or bring or keep anything therein, which shall in any way increase the rate of fire insurance on the Building, or on the property kept therein, or obstruct or interfere with the rights of other tenants, or in any way injure or annoy them, or conflict with the regulations of the Fire Department or the fire laws, or with any insurance policy upon the Building, or any part thereof, or with any rules and ordinances established by the Board of Health or other governmental authority.

12. No additional locks or bolts or any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes by made in existing locks or the mechanism thereof. Each tenant must, upon the termination of this tenancy, restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

13. All removals, or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord may determine from time to time. The moving of safes or other or bulky matter of any kind must be made upon previous notice to the manager of the Building and under his and her supervision, and the persons employed by any tenant for such work must be acceptable to Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord reserves the right to prohibit or impose conditions upon the installation on the Premises of heavy objects which might overload the building floors. Landlord will not be responsible for loss of or damage to any safes, freight, bulky articles or other property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of the tenant.

14. No tenant shall purchase or otherwise obtain for use in the Premises water, ice, towel, vending machine, janitorial, maintenance or other like services, or accept barbering or bootblacking services, except from persons authorized by Landlord, and at hours and under regulations fixed by Landlord.

15. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord's opinion, tends to impair the reputation of the Building or its desirability as an office building and upon written notice from Landlord any tenant shall refrain from or discontinue such advertising.

16. Landlord reserves the right to exclude from the Building between the hours of 10:00 p.m. and 7:00 a.m. and at all hours of Saturdays, Sundays and legal holidays all persons who do not present a pass signed by Landlord. Landlord shall furnish passes to persons for whom any tenant requests in writing. Each tenant shall be responsible for all persons for whom he requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the case of invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same, by the closing of the gates and doors or otherwise, for the safety of the tenants and others and the protection of the Building and the property therein.

17. Any outside contractor employed by any tenant shall, while in the Building, be subject to the prior written approval of Landlord and subject to the Rules and Regulations of the Building. Tenant shall be responsible for all acts of such persons and Landlord shall not be responsible for any loss or damage to property in the Premises, however occurring.

18. All doors opening onto public corridors shall be kept closed, except when in use for ingress and egress, and left locked when not in use.

19. The requirements of tenants will be attended to only upon application to the Office of the Building.

20. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

21. All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

22. No air conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.

23. There shall not be used in any space, or in the public halls of the Building either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards.

24. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord. All such work shall be effected pursuant to permits issued by all applicable governmental authorities having jurisdiction.

25. No vendor with the intent of selling such goods shall be allowed to transport or carry beverages, food, food containers, etc., on any passenger elevators. The transportation of such items shall be via the service elevators in such manner as prescribed by Landlord.

26. Tenants shall cooperate with Landlord in the conservation of energy used in or about the Building, including without rotation, cooperating with Landlord in obtaining maximum effectiveness of the cooling system by closing drapes or other window coverings when the sun's rays fall directly on windows of the Premises, and closing windows and doors to prevent heat loss. Tenant shall not obstruct, alter, or in any way impair the efficient operation of Landlord's heating, lighting, ventilating and air conditioning system and shall not place bottles, machines, parcels, or any other articles on the induction unit enclosure so as to interfere with air flow. In addition, Tenant shall not obstruct, alter, or in any way impair the proper circulation and regular maintenance and repair of the induction unit by placing furniture less than 18 inches from the induction unit. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves, and shall in general use heat, gas, electricity, air conditioning equipment and heating equipment in a manner compatible with sound energy conservation practices and standards.

27. All parking ramps and areas, pedestrian walkways, plazas, and other public areas forming a part of the Building shall be under the sole and absolute control of Landlord with the exclusive right to regulate and control these areas. Tenant agrees to conform to the rules and regulations that may be established by Landlord for these areas from time to time.

28. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

29. Tenant and its employees, agents, subtenants, contractors and invitees shall comply with all applicable "nonsmoking" ordinances and, irrespective of such ordinances, shall not smoke or permit smoking of cigarettes, cigars or pipes outside of Tenant's Premises (including plaza areas) in any portions of the Building except areas specifically designated as smoking areas by Landlord. If required by applicable ordinances, Tenant shall provide smoking areas within Tenant's Premises.